Exhibit 4(a)
EXECUTION VERSION

SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE, dated as of August 26, 2025 (this “Supplemental Indenture”), by and among Tenet Healthcare Corporation, a corporation duly organized and existing under the laws of the State of Nevada (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 6, 2001 (the “Base Indenture”), between the Company and The Bank of New York, as predecessor trustee to the Trustee, as supplemented by the Thirty-Ninth Supplemental Indenture, dated as of June 15, 2022 (the “Thirty-Ninth Supplemental Indenture”), among the Company, the Guarantors party thereto and the Trustee (as so supplemented, the “Indenture”), providing for the issuance of 6.125% Senior Secured First Lien Notes due 2030 (the “Notes”);
WHEREAS, Section 8.5 of the Thirty-Ninth Supplemental Indenture contains language requiring the Company to deliver certain Opinions of Counsel by no later than “June 15” of each year (the “Specified Date”);
WHEREAS, the Company and the Trustee desire to amend the Thirty-Ninth Supplemental Indenture to replace all references to the Specified Date of June 15 with December 1, pursuant to the authority granted under the Indenture to amend the terms thereof in certain instances, and all other conditions precedent to the execution of this Supplemental Indenture have been satisfied or waived; and
WHEREAS, Section 901 of the Base Indenture stipulates that the Company and the Trustee are authorized to execute and deliver a supplemental indenture without the consent of any Holders, for the purpose of making any amendment or modification that does not adversely affect the legal rights thereunder of any Holder of the Notes in any material respect; and
WHEREAS, pursuant to Section 901 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AMENDMENT TO SECTION 8.5 OF THE THIRTY-NINTH SUPPLEMENTAL INDENTURE.  Effective as of the date hereof, the first sentence of Section 8.5 of the Thirty-Ninth Supplemental Indenture is hereby amended to replace each instance of “June 15” with “December 1,” so that such sentence reads in its entirety as follows:
“The Company shall comply with the provisions of TIA §314. The Company shall deliver to the Trustee the Opinion of Counsel required in accordance with TIA §314(b) by no later than December 1 of each year commencing on December 1, 2022:”

3.    EFFECT OF SUPPLEMENTAL INDENTURE.  Except as expressly amended by this Supplemental Indenture, the Thirty-Ninth Supplemental Indenture and the other provisions of the Indenture shall continue in full force and effect in accordance with their terms. Nothing in this Supplemental Indenture shall be construed to impair any right, remedy, or benefit conferred by the Thirty-Ninth Supplemental Indenture or the Indenture (as supplemented prior to, or by, this Supplemental Indenture).
4.    NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.
6.    EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TENET HEALTHCARE CORPORATION

By:	/s/ Sun Park
Name:	Sun Park
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:	/s/ Terence Rawlins
Authorized Signatory

[Signature Page to Supplemental Indenture to Thirty-Ninth Supplemental Indenture]